Exhibit 99.1

FOR IMMEDIATE RELEASE

Moldflow investor contact:
Dawn Soucier
Dawn_Soucier@moldflow.com
508-358-5848

MOLDFLOW CORPORATION NAMES NEW CHIEF FINANCIAL OFFICER

WAYLAND, MA – January 10, 2005 - Moldflow Corporation (NASDAQ:MFLO), the world leader in software and enabling hardware solutions for optimizing the design and manufacture of plastic products, today announced the appointment of Christopher L. Gorgone as Executive Vice President of Finance and Chief Financial Officer. Mr. Gorgone will join Moldflow effective immediately and will assume the Executive Vice President and CFO role after a brief transitional period with Suzanne MacCormack who previously announced her resignation from Moldflow, which will be effective in early February.

“We are very pleased to welcome Chris to Moldflow,” commented Moldflow president and CEO Roland Thomas. “Chris brings over twenty five years of financial management experience to Moldflow’s executive team and has been involved with companies of all sizes. His background in both large and small companies will add strength to our team as we continue to expand our product lines and markets. We are fortunate to have a skilled and accomplished executive like Chris join our team and we are sure that his experience will be an invaluable asset in supporting our continued growth.”

In his most recent position, Mr. Gorgone served as a consultant for the Nuzzo Group. In this capacity, he was responsible for providing operational, accounting and financial expertise to a start up company in the financial services industry. Prior to that, Mr. Gorgone served in various roles at both ACT Electronics and its predecessor company ACT Manufacturing, a contract manufacturer, including roles as Vice President of Administration, Treasurer and CFO. Mr. Gorgone’s other relevant experience includes roles as Vice President of Finance for WorldCare Inc., an “e-health” company; Director of Finance for Renaissance Worldwide, Inc., an information technology consulting company; and Vice President of Finance for Global Petroleum Corporation.

Mr. Gorgone is a C.P.A. and holds a Bachelors degree from Boston College and a Masters of Business Administration from Babson College.

About Moldflow Corporation
Moldflow (NASDAQ: MFLO) is the leading global provider of optimization and automation software, enabling hardware and hot runner process control solutions for the plastics injection molding industry. Companies use Moldflow’s complete suite of products to address plastic part design issues at the earliest possible stage as well as to maximize productivity and profitability on the manufacturing floor. Moldflow Plastics Labs (MPL) offers state-of-the-art material testing and consulting services. Its extensive materials database is also used in Moldflow software products. Moldflow’s collaboration with academia, industry and customers around the world has led to a reputation for constant innovation in the complete design-to-manufacture process. Headquartered in Wayland, Massachusetts, Moldflow has offices, manufacturing and research and development centers in the United States, Europe, Australia and Asia.

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